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                                OPTION AGREEMENT


        OPTION AGREEMENT, dated as of October 5, 1999 by and between HealthPlan Services Corporation, a Delaware corporation ("Grantor"), and UICI, a Delaware corporation ("Acquiror").

        WHEREAS, concurrently with the execution and delivery of this Agreement, Grantor and Acquiror are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Grantor with and into a wholly-owned subsidiary of Acquiror (the "Merger"); and

        WHEREAS, as a condition to Acquiror's willingness to enter into the Merger Agreement, Acquiror has requested that Grantor agree, and Grantor has so agreed, to grant to Acquiror an option with respect to certain shares of Grantor's common stock, on the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, to induce Acquiror to enter into the Merger Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1. Grant of Option. Grantor hereby grants Acquiror an irrevocable option (the "Grantor Option") to purchase up to 1,500,000 shares, subject to adjustment as provided in Section 6 hereof (such shares being referred to herein as the "Grantor Shares") of common stock, $.01 par value, of Grantor (the "Grantor Common Stock") in the manner set forth below at a price (the "Exercise Price") per Grantor share of $7.38 payable in cash.

        2. Exercise of Option. The Grantor option may be exercised by Acquiror, in whole or in part, at any time or from time to time after the Merger Agreement is terminated and a termination fee is payable under circumstances which would entitle Acquiror to the termination fee under Section 9.2(b)(i) or 9.2(b)(ii) of the Merger Agreement.

                        In the event Acquiror wishes to exercise the Grantor Option, Acquiror shall deliver to Grantor a written notice (an "Exercise
Notice") specifying the total number of Grantor Shares it wishes to purchase. Each closing of a purchase of Grantor Shares (a "Closing") shall occur at a place, on a date and at a time designated by Acquiror in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Grantor Option shall terminate upon the earlier of: (i) the Effective Time; or
(ii) two years following the first event that triggers the obligation of Grantor to pay the termination fee under Section 9.2(b)(i) or 9.2(b)(ii) of the Merger Agreement (or if, at the expiration of such two year period the Grantor Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal). Notwithstanding the foregoing, the Grantor Option may not be exercised if Acquiror is in material breach of any of its representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement. Upon the giving by Acquiror to Grantor of the Exercise Notice and the tender of the applicable aggregate Exercise Price, Acquiror shall be deemed to be the holder of record of the Grantor Shares issuable upon such exercise, notwithstanding that the stock transfer books of Grantor shall then be closed or that certificates representing such Grantor Shares shall not then be actually delivered to Acquiror.
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        3.      Closing. At any Closing, (a) Grantor will deliver to Acquiror or its designee a single certificate in definitive form representing the number of Grantor Shares designated by Acquiror in its Exercise Notice, such certificate to be registered in the name of Acquiror and to bear the legend set forth in
Section 7 and (b) Acquiror will deliver to Grantor the aggregate Exercise Price for the Grantor Shares so designated and being purchased by wire transfer of immediately available funds or certified check or bank check. Grantor shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of its stock certificates under this Agreement.

        4. Representations and Warranties and Covenants of Grantor. Grantor represents and warrants to Acquiror that (a) Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Grantor and the consummation by Grantor of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantor and no other corporate proceedings on the part of Grantor are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Grantor, constitutes a valid and binding obligation of Grantor and, assuming this Agreement constitutes a valid and binding obligation of Acquiror, is enforceable against Grantor in accordance with its terms, (e) Grantor has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Grantor Option in accordance with its terms, and at all times from the date hereof through the expiration of the Grantor Option will have reserved, 1,500,000 authorized and unissued Grantor Shares, such amount being subject to adjustment as provided in Section 6, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (f) upon delivery of the Grantor Shares to Acquiror upon the exercise of the Grantor Option in accordance with its terms, Acquiror will acquire the Grantor Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (g) the execution and delivery of this Agreement by Grantor does not, and the consummation by Grantor of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of Grantor pursuant to, (A) any provision of the Certificate of Incorporation or bylaws of Grantor, (B) any provisions of any material loan or credit agreement, note, mortgage, indenture, lease, Grantor benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Grantor or its properties or assets, (h) the execution and delivery of this Agreement by Grantor does not, and the performance of this Agreement by Grantor will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, and (i) none of Grantor, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of Grantor to any person under circumstances that would cause the issuance and sale of the Grantor Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and the issuance, sale and delivery of the Grantor Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and Grantor shall not take any action which would cause the issuance, sale and delivery of the Grantor Shares hereunder not to be exempt from such requirements). Grantor agrees that any Grantor Shares issued to Acquiror upon the exercise of the Grantor Option will be approved for listing on the New York Stock Exchange.
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        5.      Representations and Warranties of Acquiror. Acquiror represents and warrants to Grantor that (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding obligation of Acquiror, and, assuming this Agreement constitutes a valid and binding obligation of Grantor, is enforceable against Acquiror in accordance with its terms, and (d) Acquiror is an Accredited Investor and any Grantor Shares acquired upon exercise of the Grantor Option will be acquired for Acquiror's own account, for investment purposes only and will not be, and the Grantor Option is not being, acquired by Acquiror with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

        6. Adjustment Upon Changes in Capitalization. Without limitation to any restriction on Grantor contained in this Agreement or in the Merger Agreement, in the event of any change in Grantor Common Stock by reason of stock dividends, splitups, mergers, (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Grantor Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to Acquiror its rights hereunder.

        7. Restrictive Legends. Each certificate representing shares of Grantor Common Stock issued to Acquiror hereunder, at a Closing, shall include a legend in substantially the following form:

                THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE OPTION AGREEMENT, DATED AS OF OCTOBER 5, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Acquiror shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and in circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

        8.      Registration Statement.

                (a) If at any time or times after the Option has become exercisable Grantor determines to file with the Securities and Exchange Commission a registration statement covering any Grantor Common Stock (other than Grantor Common Stock issuable to officers and employees pursuant to an employee benefit plan registered on Form S-8), Grantor shall notify Acquiror, at least 15 days prior to the
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filing of such proposed registration statement. If Acquiror requests Grantor in writing, within 10 days of the receipt of notification from Grantor, to include in such registration statement any Grantor Shares then held by Acquiror, then, Grantor shall use its best efforts to include those Grantor Shares in the registration statement, to have the registration declared effective and to keep such registration current for a period of not less than 180 days. If Acquiror decides not to (or is precluded from including) all of its Grantor Shares in any registration statement thereafter filed by Grantor, Acquiror will nevertheless continue to have the right under this Section 8(a) to include its Grantor Shares in a future registration of Grantor.

                (b) At any time, Acquiror may demand registration under the Securities Act of all or part of the Grantor Shares then held by Acquiror. Acquiror shall be limited to one demand under this Section 8(b) and such demand shall be made by written notice to Grantor, which notice shall specify the number of Grantor Shares requested to be registered. Upon receipt of a written demand for registration under this Section 8(b), the Company shall use its best efforts to register such Grantor Shares, to have the registration statement declared effective and to keep such registration current for a period of not less than 180 days.

                (c) A registration effected under this Section 8 shall be effected at Grantor's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to Acquiror, and Grantor shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters, if any, in the customary manner, (ii) if applicable, to enter into an underwriting agreement in form and substance customary for transactions of such type with the underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the underwriters, if any, deem it necessary, participating in road-show presentations).

        9. Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

        10. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

        11. Entire Agreement. This Agreement and the Merger Agreement (including the exhibits and schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.
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        12.     Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

        13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that Acquiror is not permitted to acquire, the full number of shares of Grantor Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of Grantor to allow Acquiror to acquire or to require Grantor to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

        14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by reputable overnight courier service, or (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  A.  If to Grantor, to:

                         HealthPlan Services Corporation
                         3501 Frontage Road
                         Tampa, Florida  33607
                         Attention:  Phillip S. Dingle, Esq.
                         Telecopier No.:  (813) 282-0490

                  and a copy to:

                         Fowler, White, Gillen, Boggs, Villareal & Banker, P.A. 501 East Kennedy Boulevard, Suite 1700
                         Tampa, Florida 33602
                         Attention: David C. Shobe, Esq.
                         Telecopier No.: (813) 228-9401

                  B.  If to Acquirer, to:

                         UICI
                         4001 McEwen Boulevard, Suite 200
                         Dallas, Texas  75244
                         Attention:  Glenn W. Reed, Esq.
                         Telecopier No.:  (972) 392-6717
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                  with a copy to:

                         Gardner, Carton & Douglas
                         Quaker Tower
                         321 North Clark Street, Suite 3300
                         Chicago, Illinois  60610-4795
                         Attention:  Charles R. Manzoni, Jr., Esq.
                         Telecopier No.:  (312) 644-3381

        15. Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

        16. Interpretation. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        17. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

        18. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

        19. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

        20. Replacement of Grantor Option. Upon receipt by Grantor of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Grantor will execute and deliver a new Agreement of like tenor and date.
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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                                    HEALTHPLAN SERVICES CORPORATION


                                    By:        /s/ JAMES K. MURRAY, JR.
                                       -----------------------------------------
                                    Name:        James K. Murray, Jr.
                                    Title: Chairman and Chief Executive Officer


                                    UICI


                                    By:          /s/  GREGORY T. MUTZ
                                       -----------------------------------------
                                    Name:           Gregory T. Mutz
                                    Title: President and Chief Executive Officer